                                                                  EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

   We consent to the incorporation by reference in the Registration Statement of California Energy Company, Inc. (the "Company") on Form S-3 of our report dated March 10, 1995 on our audits of the consolidated financial statements of Magma Power Company and subsidiaries as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 which report is included in the Company's Form 8-K dated May 16, 1995, and to the incorporation by reference of our report dated March 18, 1994, on our audits of the consolidated financial statements and consolidated financial statement schedules of Magma Power Company and subsidiaries as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, included in the Annual Report on Form 10-K and to the incorporation by reference of our report dated May 6, 1993 on our audits of the Statement of Net Assets Acquired as of March 31, 1993 and Historical Summaries of Gross Revenues and Direct Operating Expenses for each of the three years in the period ended December 31, 1992 of the Imperial Valley Geothermal Interests (acquired by Magma Power Company from Union Oil Company of California) included in Form 8-K/A. We also consent to the reference to our Firm under the caption "Experts."


COOPERS & LYBRAND L.L.P.


San Diego, California
June 22, 1995